EXHIBIT 10.3

GROUND LEASE

This GROUND LEASE AGREEMENT (“Lease”) is made this 26th day of June, 2006, by and between CLARK G. RUSSELL and JEAN M. RUSSELL, Trustees of “THE CLARK AND JEAN RUSSELL FAMILY TRUST” (hereinafter called “Landlord”), and JACOBS PINON PLAZA ENTERTAINMENT, INC., a Nevada corporation (hereinafter called “Tenant”).

WITNESSETH:

1.             LEASED PREMISES.

A.            Leased Premises. Landlord is the owner of certain real property situated in Carson City, State of Nevada, having a street address of 2171 Highway 50 East, consisting of approximately 17.67 acres, Assessor’s Parcel Number 8-152-19, more particularly described and shown on Exhibit “A”, attached hereto and incorporated herein (the “Leased Premises”). Landlord and Tenant acknowledge and agree that at the time of this Lease various buildings and other improvements exist on, under or above the Leased Premises, a schedule of which is attached to this Lease as Exhibit “B”, attached hereto and incorporated herein (collectively, the “Improvements”).

B.            Lease. Landlord leases to Tenant, and Tenant leases from Landlord, the Leased Premises.

C.            As-Is. Except as set out in this Lease to the contrary, Landlord disclaims any representations or warranties with respect to the Leased Premises and Tenant acknowledges that the Leased Premises are leased to Tenant in an As-Is condition.

D.            Severance of Improvements. Landlord represents and warrants to Tenant that the Improvements are not part of the Leased Premises and that legal title to such Improvements has been severed from the legal title to the Leased Premises by virtue of that certain Affidavit of Conversion dated June 23, 2006 and filed of record in the real property records of Carson City, Nevada, an unrecorded copy of which is attached hereto as Exhibit “C” and incorporated herein as if set out word for word. Landlord and Tenant agree that upon recording of the Affidavit of Conversion, a recorded copy of such document shall be substituted in replacement of the unrecorded version and will be attached hereto as Exhibit “C”.  Landlord further represents and warrants to Tenant that legal title to the Improvements is vested with Capital City Entertainment, Inc., a Nevada corporation.  Landlord hereby disclaims any claim to title to the Improvements or to any lien rights in same.

E.             Adjacent Property.

(1)           Landlord represents to Tenant that Landlord believes in good faith that Landlord has the right, pursuant to a written agreement with the Nevada Department of Transportation (“NDOT”) to purchase that certain seven (7) acre tract of land situated adjacent to the Leased Premises (the “Adjacent Tract”), a depiction and legal description of which is attached hereto and incorporated herein as Exhibit “D”, as if set out word for word.

(2)           Landlord agrees with Tenant that if the Adjacent Tract becomes available for purchase, Landlord will exercise its best efforts to promptly consummate the purchase of the Adjacent Tract (and to promptly and fully advise Tenant in writing as to the status of such efforts as well as the time and date of the closing of such purchase).

(3)           Landlord and Tenant further agree that upon the consummation of the purchase of the Adjacent Tract, such Adjacent Tract shall become part of the Leased Premises (and this Lease shall be amended by written agreement executed by Tenant and Landlord to reflect the addition of the Adjacent Tract to the Leased Premises).

(4)           Upon the addition of the Adjacent Tract to the Leased Premises, the Annual Rent defined and described in Section 4, below shall be increased by an amount determined as follows:

(i)            In the event the Adjacent Tract Option is exercised during the Initial Term, the Annual Rent shall be increased by the amount paid actually by Landlord to NDOT as the purchase price for the Adjacent Tract (as evidenced by the Purchaser’s Settlement Statement or such other similar instrument utilized by the title company at the closing of same) multiplied by an annualized “capitalization rate” of eight percent (8%)(By way of illustration only:  assuming a purchase price of $2,000,000.00 and the annualized capitalization rate of 8%, the annual rent amount resulting from the formula set out in this subpart (bb) would be $160,000.00 [$2,000,000.00 x ..08=$160,000.00]).

(ii)           In the event the Adjacent Tract Option is exercised during either the First Extension Term or the Second Extension Term, the Annual Rent shall be increased pursuant to the same alternatives identified in subsection 1.E.(4)(i), above.

(iii)          Notwithstanding the above, any amounts due for Annual Rent in relation to the Adjacent Tract shall be prorated in accordance with Section 4.D., below.

(iv)          After the expiration of the Initial Term (or the expiration of the First Extension Term, in the event the Adjacent Tract Option is exercised in such extension term), the Annual Rent shall be determined in accordance with Sections 4.B. and 4.C., as applicable.

2.             CONTROL OF LEASED PREMISES.

Tenant, during the Term of this Lease, shall have exclusive control of the Leased Premises, and Landlord shall take no action pertaining to the Leased Premises (including the construction of new, or the alteration of existing, structures on the Leased Premises) without the prior written consent of Tenant subject to the provisions hereof which require or allow Landlord to take action with respect to the Leased Premises.

3.             TERM.

A.            Initial Term. The initial Term of this Lease shall commence on June 25, 2006, and shall continue for ten (10) calendar years, having an expiration date of June 24, 2016 (the “Initial Term”).

B.            First Extension Term. Tenant shall have the exclusive, non-revocable right and option, at Tenant’s sole election, to extend the Initial Term of this Lease (the “First Extension Right”) for an additional term of ten (10) years (the “First Extension Term”). Tenant may exercise the First Extension Right by giving notice to Landlord of its intention so to do at least six (6) months prior to the expiration of the Initial Term. The First Extension Term shall be upon all of the terms and conditions set out in this Lease.

C.            Second Extension Term. Tenant shall have the exclusive, non-revocable right and option, at Tenant’s sole election, to extend the First Extension Term of this Lease (the “Second Extension Right”) for an additional term of ten (10) years (the “Second Extension Term”). Tenant may exercise the Second Extension Right by giving notice to Landlord of its intention so to do at least six (6) months prior to the expiration of the First Extension Term. The Second Extension Term shall be upon all of the terms and conditions set out in this Lease.

D.            Term Defined. For purposes of this Lease, any reference to “Term” shall mean the Initial Term, the First Extension Term or the Second Extension Term, as the context requires as determined by Tenant, in Tenant’s discretion.

4.             RENT. The annual rent to be paid to Landlord by Tenant under the Lease (the “Annual Rent”) shall be as follows:

A.            Initial Term. During the Initial Term, Tenant agrees to pay to Landlord as an Annual Rent for the use and occupancy of the Leased Premises, as follows:

(1)           Years 1-5:               $250,000.00 per year

(2)           Years 6-10:             $300,000.00 per year

                B.            First Extension Term. The Annual Rent to be paid to Landlord during the First Extension Term shall be calculated as follows:

(1)           Years 1-5:   The Annual Rent for Years 1-5 of the First Extension Term shall be the First Extension Term MAI Valuation Rate.

(2)           Years 6-10:  The Annual Rent for Years 6-10 shall be calculated by taking the amount of Annual Rent paid for Year 5 of the First Extension Term multiplied by the CPI Escalation Factor existing on the first day of the sixth year of the First Extension Term.

(3)           First Extension Term MAI Valuation Rate Defined. For purposes of this Lease, the term “First Extension Term MAI Valuation Rate” shall mean the ground lease rental rate agreed to by Landlord and Tenant, but if they cannot agree, then the fair market value ground lease rate for the Leased Premises (based on the fair market value of the Leased Premises and rental rates for ground leases in Carson City, Nevada) as determined by an Appraisal Team, selected as set forth in Section 31.F. The valuation appraisal described in this Section 4.B.(3) shall be in writing and shall be conducted and prepared in accordance with MAI standards and methodologies and be based on a valuation date which is not more than 60 days prior to the commencement of the First Extension Term.   Such valuation appraisal shall exclude the value of all Improvements (as well as any additions to the Improvements as may have been constructed on the Leased Premises after the commencement date of this Lease and shall further exclude the value of any existing lease on the Leased Premises, including this Lease, or extension rights to this Lease, such that it is appraised as unencumbered real property).

C.            Second Extension Term.  The Annual Rent to be paid to Landlord during the Second Extension Term shall be calculated as follows:

(1)           Years 1-5: The Annual Rent for Years 1-5 of the Second Extension Term shall be the Second Extension Term MAI Valuation Rate.

(2)           Years 6-10: The Annual Rent for Years 6-10 shall be calculated by taking the amount of Annual Rent paid for Year 5 of the Second Extension Term multiplied by the CPI Escalation Factor existing on the first day of the sixth year of the Second Extension Term.

(3)           Second Extension Term MAI Valuation Rate Defined. For purposes of this Lease, the term “Second Extension Term MAI Valuation Rate” shall mean the ground lease rental rate agreed to by Landlord and Tenant, but if they cannot agree, then the fair market value ground lease rate of the Leased Premises (based on the fair market value of the Leased Premises and rental rates for ground leases in Carson City, Nevada) as determined by an Appraisal Team, selected as set forth in Section 31.F. The valuation appraisal described in this Section 4.C.(3) shall be in writing and shall be conducted and prepared in accordance with MAI standards and methodologies and be based on a valuation date which is not more than 60 days prior to the commencement of the Second Extension Term.   Such valuation appraisal shall exclude the value of all Improvements (as well as any additions to the Improvements as may have been constructed on the Leased Premises after the commencement date of this Lease and shall further exclude the value of any existing lease on the Leased Premises, including this Lease, or extension rights to this Lease, such that it is appraised as unencumbered real property).

D.            Monthly Payment. The Annual Rent described above is to be paid in equal monthly installments in advance on the first day of each and every calendar month of the Term. The Annual Rent for any other portion of the Term which is less than twelve (12) months shall be the proration of the Annual Rent above which the number of months in such portion of the Term bears to twelve (12).

E.             Late Payment. If, during the Term or any extension thereof, any annual calendar time period, Tenant fails to pay the Annual Rent on or before the tenth (10th) of the month, then such payments shall bear interest from the first of the month of the lesser of the prime lending rate of U.S. Bank, plus one percent (1%) or the highest rate allowed by the law of the State of Nevada.

F.             Payments Location. Payments of Annual Rental shall be made to Landlord at the address specified in Section 14 hereof, or at such other place as Landlord may from time to time in writing direct (not less than thirty (30) days in advance of the date of the address change effective date).

G.            No Security Deposit. Lessee shall not be obligated to pay a security deposit in connection with this Lease.

H.            No Set Off. Annual Rent, and all other sums payable hereunder to or on behalf of Landlord shall be paid (except as permitted herein otherwise or by applicable law) without notice or demand and without set-off, counterclaim, abatement, suspension, deduction or defense.

I.              CPI Escalation Factor. For purposes of this Lease, the term “CPI Escalation Factor” shall mean that percentage increase in the Consumer Price Index (“CPI”) established for the West Region of the United States of America for the relevant immediately preceding twelve (12) month time period as provided by the United States Bureau of Labor Statistics.

5.             TRIPLE NET LEASE. Landlord and Tenant agree that this Lease is a triple net lease as to the Leased Premises and except as specifically referred herein, Landlord is not obligated to expend any funds in connection with the operation of the Leased Premises.

6.             FIXTURES; EQUIPMENT.

A.            Tenant Equipment. Tenant at its own expense shall provide, install and maintain all trade fixtures, furniture and equipment (collectively such furniture, fixtures and equipment, the “Equipment) reasonably required in Tenant’s sole discretion to enable it to conduct its business on the Leased Premises. Such Equipment shall remain the property of Tenant and Tenant may remove same at any time prior to the expiration or earlier termination of the Term (and Tenant shall remove same within thirty (30) days of the expiration or earlier termination of this Lease).

B.            Repair of Leased Premises. Tenant shall repair at its own expense any damage to the Leased Premises caused by the removal of such Equipment.

C.            Disclaimer. Landlord hereby expressly disclaims and waives any rights (whether by Landlord’s lien laws or laws concerning fixtures or otherwise) to the Equipment.

7.             USE OF PREMISES.

Tenant may use the Leased Premises for any lawful purpose, and in particular (but not limited to), the purpose of operating a hotel, motel, casino, restaurant, bowling center and R.V. park. Tenant shall conduct its business insofar as the same relates to Tenant’s use and occupancy of the Leased Premises in a lawful manner and in compliance with all governmental laws, rules, regulations and orders applicable to the business of Tenant. Landlord agrees to promptly execute and deliver to Tenant, upon Tenant’s request, any and all forms and documents, and to assist and cooperate with Tenant at Tenant’s expense, to comply with the provisions of this Section 7.

8.             PAYMENT OF TAXES.

A.            Leased Premises. Tenant agrees that it shall pay before delinquency any real property taxes and special assessments for public improvements levied or assessed against the Leased Premises and payable during the Term. Such taxes which are to be paid by Tenant shall be prorated with respect to any taxes levied for a fiscal tax year extending beyond the end of the Term such that Tenant shall pay only such portion of taxes as the portion of the fiscal tax year preceding the end of the Term bears to the entire fiscal tax year.

B.            Exclusions. Nothing contained in this Lease shall require Tenant to pay any franchise, corporate, estate, inheritance, succession, stamp, transfer, use, income or excess profits tax of Landlord.

C.            Special Assessments. In the event any additional tax or any special assessment is levied or assessed against the Leased Premises, which such additional tax or special assessment becomes due and payable in whole or in part during the Term, Tenant shall pay in a timely manner such part of the tax or assessment that becomes due and payable during the Term.

D.            Tenant’s Property. Tenant shall also pay before delinquency any and all taxes and assessments levied or assessed, and becoming payable during the Term, against Tenant’s property located upon the Leased Premises.

E.             Contest. Notwithstanding any provision in this Section 8 to the contrary, Tenant may contest any tax or assessment referenced in this Section 8, provided that such contest is at no expense to Landlord and any late charges or penalties imposed (on such tax amounts due to Tenant’s failure to timely pay same) are paid by Tenant. Landlord agrees to promptly execute and deliver to Tenant, upon Tenant’s request, any and all forms and documents, and to assist and cooperate with Tenant, at Tenant’s expense, to comply with the provisions in Tenant’s reasonable discretion of this Subsection 8.E. During such contests, Tenant shall take all steps appropriate, including payment under protest, to prevent foreclosure and public sale or other divesting of Landlord’s title by reason of nonpayment of taxes. In any event, Tenant shall pay all taxes prior to the issuance of any execution therefore by the applicable jurisdiction unless adequate provisions have been made for the bonding of same. In the event that a written notice of tax sale is given by the applicable taxing authority, Landlord, upon five (5) days advance written notice to Tenant, shall have the right to pay all past due taxes and any penalties. Tenant shall pay to Landlord all costs incurred in good faith of any such performance by Landlord within thirty (30) days of Tenant’s receipt of a written invoice supported by reasonable evidence as to such amounts. Tenant’s failure to timely pay such amounts to Landlord shall constitute a default.

F.             Delivery of Tax Receipt. During the Term of this Lease, Tenant shall provide Landlord with a copy of its paid tax receipt within forty-five (45) days of the date of Tenant’s receipt of a written request from Landlord of same.

9.             INSURANCE AND INDEMNIFICATION.

A.            Indemnity. Tenant, with respect to its use and occupancy of the Leased Premises, agrees to defend, assume legal liability for, indemnify, and hold free and harmless Landlord, its agents, servants, employees, officers, and directors, from any and all loss, damages, liability, cost, or expenses (including, but not limited to, attorneys’ fees, reasonable investigative and discovery costs and court costs) and all other sums which Landlord, its agents, servants, employees, officers, and directors may reasonably pay or become obligated to pay on account of any, all, and every demand, claim, assertion of liability, or action directly caused by the  act or omission of Tenant (but not as to claims and liability arising out of the negligent or willful conduct of Landlord or its agents), its agents, servants or employees, whether such claim, demand, assertion of liability or action be for damages or injury to person or property, including the property of Landlord, or death of any person, made by any person, group, or organization, whether employed by either of the parties hereto or otherwise.

B.            General Liability Insurance. Tenant agrees that it shall, at its own cost and expense, at all times during the term of this Lease, maintain in force a policy or policies of insurance written by one or more responsible insurance carriers, legally qualified to issue such insurance in the State of Nevada which shall insure against liability for injury to and/or death of and/or damage to property of any person or persons, with a combined single policy limit of not less than TWO MILLION DOLLARS ($2,000,000.00). Such policy or policies shall provide, among other things, that it or they specifically recognize and insure the liability assumed by Tenant pursuant to Section 9.A. hereof.

C.            Workers Compensation Insurance. Tenant agrees to maintain and keep in force, during the Term, all employees’ compensation insurance required under applicable worker’s compensation acts, currently referred to in the State of Nevada as State Industrial Insurance.

D.            Evidence. Within ten (10) days of Landlord’s written request, Tenant shall deliver the certificates of insurance evidencing the existence in force of the policies of insurance referenced in Section 9.B., above. Each of such certificates shall provide that such insurance shall not be canceled or materially amended unless the insurer shall give thirty (30) days prior written notice of such cancellation or amendment to the party designated on such certificate as the holder thereof, which shall include notice to Landlord.

E.             Self-Insurance Option. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to self insure as to State Industrial Insurance under Chapter 616, on meeting the requirements set forth herein.

10.          CONDEMNATION.

A.            Leased Premises. Subject to the rights of Tenant hereinafter set forth in this Section 10, Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant may be or become entitled by reason of any taking of the Leased Premises or any part thereof, in or by condemnation or eminent domain proceedings pursuant to any law, general or special. Landlord shall be entitled to participate in any such proceedings at Landlord’s expense.

B.            Tenant Property. Notwithstanding anything herein to the contrary, Tenant shall have the right to pursue a claim with and retain any award from the condemning authority or entity for damage to or loss of Tenant’s leasehold estate in the Leased Premises as well as for any other separate damages that Tenant may suffer in relation to the Improvements or the Equipment.

C.            Governmental Action. In the event of the temporary requisition of the use or occupancy of the Leased Premises or any part thereof, by any governmental authority, civil or military, Tenant shall retain any award or payment therefore, whether the same shall be paid or payable in respect of Tenant’s leasehold interest, the Improvements, the Equipment or otherwise; provided, however, that Tenant shall continue to pay Annual Rent, and any other sums payable by Tenant hereunder during the period of such temporary requisition.

D.            Right of Termination. Notwithstanding the provisions of Section 10.B., if all of the Leased Premises (or so much thereof as to render the Leased Premises unsuitable for Tenant’s business use, to be determined by Tenant in its sole discretion) be taken or appropriated by some public authority or private corporation having the power of eminent domain, or if the Leased Premises be conveyed by the Landlord or its successors-in-interest for the purpose of avoiding proceedings in appropriation, this Lease shall terminate as of the date of such appropriation or conveyance with the same force and effect as if such date had been originally set forth herein as the expiration date of the Term. Upon such event, Landlord shall rebate to Tenant the amount of Annual Rent paid under this Lease relating to the time period after such date of termination.

E.             Partial Taking. If only a portion of the Leased Premises be taken or appropriated by eminent domain proceedings and if the Leased Premises are still suitable for Tenant’s business use, to be determined by Tenant in its sole discretion, after such taking, this Lease shall terminate as to that portion of the Leased Premises so taken but shall remain in full force and effect as to the remainder of the Leased Premises. Upon such event, the future rentals to be paid by the Tenant shall be equitably abated in the ratio that the value of the Leased Premises taken bears to the value of the whole of the Leased Premises.

F.             Restriction Obligation. To the extent possible, any amounts awarded shall be used by Landlord to fully restore the Leased Premises to its former condition, with excess funds belonging to the Landlord.

G.            Consent Required. For the purpose of this Lease, all amounts payable pursuant to any agreement with a condemning authority which agreement has been made in settlement of or under threat of any condemnation, or other eminent domain proceeding affecting the Leased Premises shall be deemed to constitute an award made in such proceeding; provided, however, that no such agreement shall be made with any condemning authority by either Landlord or Tenant without the written consent of the other.

11.          UTILITIES, ETC.

Tenant shall pay during the Term all electrical, water, gas, telephone and other public or private utility charges in connection with its occupancy and use of the Leased Premises, including all business licenses and similar permit fees.

12.          COVENANTS AGAINST LIENS.

A.            Discharge; Reimbursement. Except for any indebtedness imposed on Tenant’s leasehold interest in the Leased Premises by Tenant’s lenders pursuant to Section 35, below (the “Tenant Lender Liens”), Tenant covenants and agrees that it shall not, during the Term, suffer or permit any lien to be attached to or upon the Leased Premises or any part thereof by reason of any act or omission on the part of Tenant, and hereby agrees to save and hold harmless Landlord from or against any such lien or claim of lien. In the event that any such lien (other than the Tenant Lender Liens) does so attach, and is not released within ninety (90) days after notice to Tenant thereof, or if Tenant has not indemnified Landlord against any such lien within such ninety (90) day period, Landlord, in its sole discretion, may pay and discharge the same and relieve the Leased Premises therefrom. Tenant agrees to repay and reimburse Landlord for the amount so paid by Landlord within thirty (30) days of Tenant’s receipt of a notice for such charges supported by detailed evidence of such expenditures.

B.            Good Faith Contest. Notwithstanding the above, Tenant may in good faith contest any mechanics, laborers’, materialmen’s or other liens filed or established against the Leased Premises, and in such event may permit the items so contested to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom. Upon such circumstances, Landlord shall not have the rights set out in Section 12.A., above, unless by nonpayment of any such items the interest of Landlord will be materially and imminently endangered or the Leased Premises or any part thereof will be subject to imminent material loss or forfeiture, in which event Tenant shall promptly pay and cause to be satisfied and discharged all such unpaid items or secure such payment by posting a bond, in form reasonably satisfactory to Landlord, with the Landlord. Landlord will cooperate fully with the Tenant in any such contest provided that Tenant shall fully and promptly reimburse Landlord for all reasonable costs incurred by Landlord in that regard. Tenant shall hold Landlord whole and harmless from any loss, cost or expenses Landlord may reasonably incur related to any such contest.

C.            Landlord Representation.  Landlord hereby represents and warrants to Tenant that the Leased Premises are free from all liens, encumbrances, claims, impediments to title, encroachments, development restrictions (other than zoning and gaming laws), restrictive covenants, special taxing districts or the like.  Landlord hereby further represents and warrants to Tenant that the Leased Premises are free from any other matter which may impair or restrict Tenant’s business operations or the expansion of, or the construction of additions to, the Improvements and that the Leased Premises are situated within a zoning and gaming district which is compatible with the use designations set out in Section 7, above.

13.          ASSIGNMENT AND SUBLETTING.

A.            General. Tenant shall have the right to assign or sublet the Leased Premises, or any part thereof, without consent from Landlord, provided that no such assignment or subletting shall relieve Tenant from any of its obligations as Tenant hereunder (unless Landlord agrees otherwise in writing). Tenant shall be entitled to retain all proceeds (whether in the form of rent or recoupments or otherwise) generated from such sublease or assignment. Every such assignment or sublease shall recite that it is and shall be subject and subordinate to the provisions of this Lease, and the termination or cancellation of this Lease shall constitute a termination and cancellation of every such assignment or sublease (subject to the Lender rights, described in Section 35, below).

B.            Assignment To Affiliate. Notwithstanding anything herein to the contrary, Tenant shall have the right to assign this Lease to an Affiliate of Tenant’s election and upon such assignment, Tenant shall be released from the duties and obligations of this Lease. For purposes of this Lease, the term “Affiliate” shall mean any person, partnership, joint venture, corporation or other form of enterprise, domestic or foreign, including but not limited to subsidiaries whether one or more, that directly or indirectly, control, are controlled by, or are under common control with or have an ownership interest in, with or of Tenant.

14.          NOTICES.

All notices, demands, requests, elections, approvals, disapprovals, consents or other communications which this Agreement contemplates, or requires or permits either party to give to the other, shall be in writing and shall be personally delivered or sent by certified mail return receipt requested, postage prepaid, or by telecopy or by Federal Express or similar delivery service addressed to the respective parties as follows:

Landlord:	CLARK G. RUSSELL, Trustee
JEAN M. RUSSELL, Trustee
“The Clark and Jean Russell Family Trust”
P.O. Box 1966
Carson City, Nevada 89702

Tenant:	Jacobs Pinon Plaza Entertainment, Inc.
17301 West Colfax Avenue
Suite 250
Golden, Colorado 80401
Attention: Stephen R. Roark, CFO
(303) 215-5201
(303) 215-5219 facsimile

With A Copy To:	Jones & Keller, P.C.
1625 Broadway, 16th Floor
Denver, Colorado 80202
Attention: Samuel E. Wing, Esq.
(303) 573-1600
(303) 893-6506 (facsimile)

or to such other address as either party may from time to time designate by notice to the other given in accordance with this Section 14. Notice shall be deemed to have been given upon receipt thereof in the case of personal delivery or delivery service, or three (3) days after deposit in the U.S. mail in the case of mailing.

15.          RIGHT TO INSPECT.

During the Term, Landlord hereby reserves the right for itself or its duly authorized agents and representatives upon forty-eight (48) hours advance written notice to Tenant to enter upon the Leased Premises during regular business hours of Tenant for the purpose of inspecting the same and of showing the same to any prospective purchaser. Notwithstanding the above, Landlord shall not have the right to enter into any of the Improvements situated on the Leased Premises.

16.          MAINTENANCE.

Tenant shall, at its own expense, maintain the entire Leased Premises in good condition and repair, and at the end of the Term or sooner termination of this Lease, (whether by operation of law, for failure to comply with the provisions hereof, or otherwise), Tenant shall deliver up the Leased Premises in the same order, condition, and repair as when received by Tenant; provided, however, Tenant shall not be obligated to restore diminution in condition caused by: (i) ordinary wear and tear; or (ii) elements and damages due to casualty or condemnation; or (iii) the construction of additional buildings, structures or other improvements over, upon or under the Leased Premises; or (iv) the demolition or alteration of existing buildings, structures, or other improvements over, upon or under the Leased Premises.

17.          DEFAULT.

A.            Tenant Default.

(1)           Should Tenant default in the performance of any covenant or agreement herein, and such default continues for sixty (60) days after receipt by Tenant of written notice thereof from Landlord (specifying the nature of such default and the remedy for same), or if the default of Tenant is of a type which is not reasonably possible to cure within  sixty (60) days, if Tenant has not commenced to cure such default within the  sixty (60) day period and does not thereafter diligently prosecute the curing of such default to completion, Landlord may, so long as such default continues, as Landlord’s exclusive remedy, either: (i) waive such default; or (ii) accelerate the Annual Rent due under the remainder of the then current Term by written notice to Tenant (which written notice shall specify the amount to be paid to Landlord); (iii) terminate this Lease (subject to the Tenant Lender Rights set out in Section 17.C. and Section 35 below, and the rights of Tenant pursuant to the provisions of subsection A.(3), below).

(2)           Notwithstanding the above, in the event Tenant’s default is for failure to pay Annual Rent, such default must be cured within thirty (30) days after Tenant’s receipt of written notice from Landlord specifying each breach (and the cure for same).

(3)           In the event that Landlord elects to terminate this Lease in accordance with subsection A. above, Tenant, at Tenant’s election and notwithstanding Landlord’s election to terminate this Lease,   shall have the right to exercise the Option described in Section 31 below, provided such Option is exercised by Tenant within thirty (30) days of the date Tenant receives written notice from Landlord of its election to terminate this Lease.

(4)           In the event that Landlord elects to terminate this Lease in accordance with subsection A. above (and in the event Tenant has not exercised the Option described in Section 31 below), Landlord shall take possession of the Leased Premises and title to all improvements existing thereon shall pass to Landlord. Notwithstanding the immediately preceding sentence, Landlord’s right to take possession of the Leased Premises and to take title to the improvements existing thereon shall be expressly subject and subordinate to the Tenant Lender Rights set out in Section 35 below.

B.            Landlord Default. Should Landlord default in the performance of any covenant or agreement herein, and such default continues for thirty (30) days after receipt by Landlord of written notice thereof from Tenant specifying such breach and the cure for same (except as otherwise provided herein) or if the default of Landlord is of a type which is not reasonably possible to cure within a thirty (30) day period and does not thereafter diligently prosecute the curing of such default to completion (except as otherwise provided herein), Tenant shall have the right to pursue all rights and remedies which are available at law or in equity.

C.            Tenant Lender Rights.  Notwithstanding anything in this Section 17 to the contrary, all rights of  Landlord set out in this Section 17 (in addition to all other provisions of this Lease) shall be expressly subject and subordinate to the Tenant Lender Rights set out in Section 35, below.

18.          SIGNS.

A.            Tenant Signage. Tenant shall have the right to install, erect and maintain upon the Leased Premises all signs necessary or appropriate to the conduct of its business. Tenant shall not install, erect, or maintain any sign in violation of any applicable law, ordinance, or use permit of any governmental authority. Tenant may remove (but shall not be required to remove) such signage at any time during such Term. Within thirty (30) days after such expiration or termination of this Lease, Tenant, at its expense, shall remove such signage.

B.            Landlord Signage. Landlord shall not install, erect or maintain any signs on the Leased Premises during the Term, except that, unless this Lease shall have previously been extended or renewed, Landlord may erect a “For Sale” or “To Rent” sign during the last two (2) months of the applicable Term; provided, however, that such sign shall not obstruct any sign of Tenant or interfere unreasonably with the conduct of Tenant’s business.

19.          LANDLORD LIEN RESTRICTION.

Landlord shall not at any time during the Term create or suffer to be created any lien or encumbrance upon or affecting the Leased Premises or any portion thereof, except taxes and other liens created by operation of law upon the Leased Premises (which, except as to taxes required hereby to be paid by Tenant, Landlord shall pay and discharge before delinquency).

20.          HOLDING OVER.

If Tenant continues to occupy the Leased Premises after the expiration of the Term and Landlord elects to accept Annual Rent, thereafter, a monthly tenancy terminable by either party on one month’s notice shall be created, which shall be upon the same rental, terms and conditions as those herein specified.

21.          SUCCESSORS IN INTEREST.

Each and all of the covenants, agreements, obligations, conditions and provisions of this Lease shall inure to the benefit of and shall bind the successors and assigns of the respective parties hereto.

22.          RECORDING MEMORANDUM OF LEASE.

Upon execution of this Lease, Landlord shall execute, cause to be notarized, and deliver to Tenant that certain Memorandum of Lease, in form and substance as set out on Exhibit “E”, attached hereto and incorporated herein. Tenant shall have the right to cause the recording of such Memorandum of Lease in the public records of the State of Nevada. Upon the termination or other expiration of this Lease, Tenant agrees to deliver within twenty (20) days of Landlord’s request a quitclaim of its interest in such Lease.

23.          REMEDIES ARE CUMULATIVE.

Unless expressly provided otherwise herein, remedies conferred by this Lease upon the respective parties are not intended to be exclusive, but are cumulative and in addition to remedies otherwise afforded by law.

24.          QUIET POSSESSION.

Landlord covenants that Landlord is seized of the Leased Premises and has full right to make this Lease, and that so long as Tenant is not in default hereunder, Tenant shall have quiet, peaceful and exclusive possession thereof as against any adverse claim of any party whether claiming by, through or under Landlord or otherwise. During the Term, Landlord shall not have the right to construct any improvements or make any alterations to any Improvements and/or structure on, under or above the Leased Premises.

25.          ALTERATION OR EXPANSION.

Tenant shall have the right during the Term and upon its sole and absolute discretion to cause alterations, expansions, additions or demolitions to the existing Improvements (whether structural or non-structural) without the obligation or necessity of securing Landlord’s consent. Tenant shall have the right during the Term and upon its sole and absolute discretion to construct new buildings, structures or infrastructure on, under or above the Leased Premises (whether structural or non-structural) subject to the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the immediately preceding sentence, Tenant shall not be required to obtain Landlord’s consent for such new construction unless such new construction would cause a material diminution in the value of the Leased Premises, in the reasonable commercial judgment of the Appraisal Team described in Section 31.F., below. All such construction, alterations, demolitions and expansions described in the immediately preceding sentence (whether new construction, construction to existing structures or otherwise) shall be deemed to constitute part of the Improvements.

26.          INVESTMENT CREDIT.

Landlord shall have the right or interest in any investment credits allowed by any law, as to the Leased Premises. Tenant shall have the right or interest in any investment credits allowed by any law, as to any Improvements or any additions or expansion to same.

27.          GRANTING OF EASEMENTS.

A.            Tenant Rights. Tenant shall have the right from time to time during the Term to enter into agreements with various parties (including but not limited to utility providers creating easements, licenses, rights of way or the like) as same may be appropriate for Tenant’s ownership, operation, alteration, demolition or construction of new buildings, structures and infrastructure comprising the Improvements. To the extent such agreements materially affect the Leased Premises, Tenant shall seek written consent of Landlord for same, which consent shall not be unreasonably withheld, conditioned or delayed.

B.            Landlord Obligation. Landlord agrees from time to time during the Term at the request of Tenant, without additional consideration and upon condition that Tenant shall submit satisfactory documentation to Landlord that the easements, licenses, rights of way, or other rights and privileges so requested will not adversely affect the utilization of the Leased Premises or the valuation thereof: (i) to grant easements, licenses, rights of way (and other rights and privileges in the nature of easements) of such nature, extent and duration (including perpetual) as Tenant may request; (ii) to release existing easements and appurtenances which are for the benefit of the Leased Premises; and (iii) to execute and deliver any instrument necessary or appropriate to confirm such grants or releases to any person; in each of the foregoing instances (i), (ii) and (iii), the same to be without consideration, but only upon receipt by Landlord of and delivery of (x) a certificate of the President or a Vice President of Tenant stating (A) that such grant or release is not detrimental to the proper conduct of the business of Tenant on the Leased  Premises, (B) that such grant or release does not materially impair the effective use of the Leased Premises for its intended purposes or materially and adversely affect its value; (y) a duly authorized undertaking of Tenant, in form and substance satisfactory to Landlord, to the effect that Tenant will remain obligated hereunder to the same extent as if such grant or release had not been made; and (z) such instruments, certificates (including evidence of authority) and opinions as Landlord may reasonably request.

28.          GENERAL CONDITIONS.

A.            Time of Essence. Time is of the essence of this Lease.

B.            Waiver. No waiver of any breach of the covenants, agreements, obligations and conditions of this Lease to be kept or performed by either party hereto shall be construed to be a waiver of any succeeding breach of the same or any other covenant agreement, obligation, condition or provision hereof.

C.            Commissions. Landlord shall be solely responsible for the payment of any commissions in relation to the leasing transaction represented by this Lease (and shall further indemnify, defend and hold Tenant harmless from any claims of commissions by any other party).

D.            Further Acts. Landlord and Tenant agree to undertake such further acts and execute and deliver such further documents in order to effectuate the purpose and intent of this Lease.

29.          HAZARDOUS SUBSTANCES.

A.            Restrictions On Hazardous Materials. Tenant covenants, represents, and warrants that Tenant’s use of the Leased Premises do not and will not involve the use, storage, generation, or disposal of Hazardous Materials (as defined herein), and that Tenant shall not cause or permit any Hazardous Materials to be brought, used, stored, generated, or disposed on or about the Leased Premises by Tenant, in compliance with all laws, including, without limitation, Environmental Laws (as defined herein).

B.            Tenant Indemnification. Tenant shall indemnify, defend and hold harmless Landlord, its officers, directors, owners, employees, agents,  successors and assigns (collectively, the “Landlord Indemnitees”) from and against any and all losses, damages, claims, judgments, liabilities, enforcement actions, remedial actions, fines, penalties, taxes, fees, costs and expenses (including, without limitation, attorneys= fees, consultants’ fees, laboratory costs, and expert fees) which arise during the Term as a result of any breach by Tenant of the obligations set forth in this Section 29. Subject to the provisions of this Section 29, Tenant shall promptly take, at its sole expense, all actions necessary to investigate, clean up, remediate, and remove any Hazardous Materials which come to be located in, on, under, or about the Leased Premises due to Tenant’s (or its agents) use of or activities on or about the Leased Premises. Within sixty (60) days after the expiration of the Term or the earlier termination of this Lease (subject to the Tenant Lender Rights set out in Section 35, below), Tenant shall restore the Leased Premises to the condition existing prior to the introduction of such Hazardous Materials to the Leased Premises. Tenant shall comply with all applicable Environmental Laws (as defined herein) and the requirements of governmental authorities in undertaking such actions. No consent of Landlord to the presence of Hazardous Materials or Tenant’s compliance with Environmental Laws (as defined herein) shall relieve Tenant of its indemnification obligations hereunder.

C.            Landlord Indemnification. Landlord shall indemnify, defend and hold harmless Tenant, its officers, directors, owners, managers, employees, agents,  successors and assigns (collectively, the “Tenant Indemnitees”) from and against any and all losses, damages, claims, judgments, liabilities, enforcement actions, remedial actions, fines, penalties, taxes, fees, costs and expenses (including, without limitation, attorneys= fees, consultants’ fees, laboratory costs, and expert fees) which arise during the Term as a result of any breach by Landlord of the obligations set forth in this Section 29. Subject to the provisions of this Section 29, Landlord shall promptly take, at its sole expense, all actions necessary to investigate, clean up, remediate, and remove any Hazardous Materials which come to be located in, on, under, or about the Leased Premises due to Landlord’s (or its agents) use of or activities on or about the Leased Premises, and Landlord shall restore the Leased Premises, and any other properties (including the Improvements), to the condition existing prior to the introduction of such Hazardous Materials to the Leased Premises. Landlord shall comply with all applicable Environmental Laws (as defined herein) and the requirements of governmental authorities in undertaking such actions. Landlord shall obtain Landlord’s prior written approval of such actions and of any consultants or contractors to be used by Landlord in connection therewith. No consent of Tenant to the presence of Hazardous Materials or Landlord’s (or its agents) compliance with Environmental Laws (as defined herein) shall relieve Landlord of its indemnification obligations hereunder.

D.            Representations and Warranties of Landlord.

(1)           Uses. Landlord represents and warrants to Tenant, after due inquiry and investigation, that the Leased Premises have not been used by previous owners and/or operators, Landlord, or any tenant of Landlord to generate, manufacture, refine, transport, treat, store, handle, or dispose of Hazardous Materials.

(2)           Storage. Landlord represents and warrants to Tenant, after due inquiry and investigation, that the Leased Premises have not contained, nor do the Leased Premises now contain, either asbestos, PCB, toxic materials or Hazardous Materials.

(3)           Governmental or Private Action. Landlord represents and warrants to Tenant, after due inquiry and investigation, that Landlord has not received a summons, citation, directive, letter or other communication, written or oral, from any agency or Department of the State of Nevada or the U.S. Government or any other public agency or entity or any private agency or entity concerning any intentional or unintentional action or omission on Landlord’s part:  (i) concerning any release or discharge of any Hazardous Materials on, under, above or adjacent to the Leased Premises; or (ii) any alleged violation of any Environmental Laws; or (iii) the releasing, spilling, leaking, pumping, pouring, emitting, emptying, or dumping of Hazardous Materials into waters or onto lands of the State of Nevada, or into waters or onto lands outside the jurisdiction of the State of Nevada. Landlord further represents and warrants to Tenant that there is no litigation pending or threatened with respect to the Leased Premises concerning any Hazardous Materials or the violation of any Environmental Laws.

E.             Definition. As used herein, “Hazardous Materials” shall mean and include all hazardous and toxic substances, waste or other materials, any pollutants or contaminants as defined in Section 101 (14) of the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 (14) (including, without limitation, asbestos and raw materials which include hazardous constituents), or other similar substances, or materials which are included under or regulated by any local, state, or federal law, rule, or regulation pertaining to environmental regulation, contamination or clean-up, including, without limitation, “CERCLA”, “RCRA”, “SARA”, or state superlien or environmental clean-up statutes (all such laws, rules and regulations being referred to collectively as “Environmental Laws”). Any other terms mentioned in this Section 29 which are defined in state or federal statutes and/or regulations promulgated in relation thereto shall have the meaning subscribed to such terms in such statutes and regulations.

F.             Reports. Attached to this Lease as Exhibit “F” and incorporated herein by reference are all reports and correspondence which Landlord has received as of the date of this Lease regarding any environmental status of the Leased Premises or of any alleged violation of any Environmental Laws. Landlord further agrees to promptly disclose to Tenant (but in any event within five (5) days of Landlord’s receipt) of any other reports, correspondence, claims, documents, pleadings or the like as to any alleged violation of any Environmental Laws or of the environmental status of the Leased Premises, which come into Landlord’s possession, custody or control after the commencement of this Lease.

30.          TENANT’S PREFERENTIAL RIGHT TO PURCHASE.

A.            Preferential Right. Tenant, during the Term, shall have the prior right to buy the whole or any part of the Leased Premises if Landlord receives from a third party an acceptable bona fide offer to buy, or if Landlord offers to sell such Leased Premises in a general offering or solicitation for the sale of same (a “General Solicitation”).

B.            Offer Notice; Procedure. Landlord shall within three (3) days of receipt of an offer for the sale of the Leased Premises or of a General Solicitation (either, an “Offer”) (and not less than ten (10) days prior to the execution of any contract for the sale of same) give Tenant written notice of such Offer, together with a copy thereof. Tenant shall have thirty (30) business days from the receipt of such Offer to notify Landlord that it will or will not buy such Leased Premises at the terms of the Offer, or at such lesser terms as Landlord and Tenant may agree upon (the “Refusal Right”). If Tenant fails to notify Landlord of its intent to purchase within such thirty (30) business day time period, Landlord shall have the right to consummate such sale but only to the party identified in the Offer and only upon the strict terms set out in such Offer. If Tenant notifies Landlord within such thirty (30) business day period that Tenant has elected to exercise the Refusal Right and to purchase the Leased Premises pursuant to the Offer, Tenant shall have ninety (90) days after the date of Tenant’s notice to Landlord (of its election to so purchase the Leased Premises) within which to consummate the purchase of the Leased Premises on the terms stated in the Offer (or such other terms as may be agreed to by Landlord and Tenant).

C.            Sale Requirement. In the event Tenant elects not to exercise the Refusal Right and if Landlord sells such Leased Premises to a third person, such sale shall be made subject to all of the terms and provisions of this Lease.

D.            Nominee. The rights of Tenant under this Section 30 may be exercised by a nominee which Tenant may designate and whose financial responsibility Tenant hereby guarantees. Furthermore, Tenant’s preferential right to purchase shall not apply to a transfer to a lender pursuant to foreclosure proceedings.

31.          OPTION TO PURCHASE.

A.            Grant of Exclusive Option.  For the independent consideration of $10.00 and other valuable consideration of (which Landlord acknowledges receipt), Landlord hereby grants to Tenant the exclusive, non-revocable right and option (the “Option”) to purchase the Leased Premises (including the Adjacent Tract) pursuant to the purchase price and terms described below.

B.            Purchase Price.  The purchase price for the Leased Premises (the “Purchase Price”) shall be equal to the fair market value of the Leased Premises (as of the date which is not more than thirty (30) days from the Exercise Notice, defined below), as such value is determined by a written appraisal conducted and prepared in accordance with MAI standards (the “Valuation Appraisal”) by an appraisal team (the “Appraisal Team”) duly licensed by the State of Nevada. Such Appraisal Team shall be selected in accordance with the procedures set out in Section 31.F., below.   Such Valuation Appraisal shall exclude the value of the Improvements (as well as any additions to the Improvements as may have been constructed on the Leased Premises after the commencement date of this Lease and shall further exclude any other improvements made to the Leased Premises by Tenant or any third party), and shall be made without regard to any existing lease on the Leased Premises or extension rights to the Lease, such that it is appraised as unencumbered real property.

C.            Exercise.  The Option may be exercised by Tenant pursuant to any of the following notice provisions (each, an “Exercise Notice”):

(1)           By written notice to Landlord by Tenant at any time during the time period commencing with the day after the last day of the Initial Term and ending sixty (60) days thereafter; or

(2)           By written notice to Landlord by Tenant at any time during the time period commencing with the day after the last day of each calendar year within the First Extension Term and ending thirty (30) days thereafter; or

(3)           By written notice to Landlord by Tenant at any time during the time period commencing with the day after the last day of each calendar year within the Second Extension Term and ending thirty (30) days thereafter.

D.            Real Estate Contract.           Within twenty (20) days of Tenant’s delivery of the applicable Exercise Notice, Landlord and Tenant shall execute and deliver a Real Estate Purchase Contract (the “Purchase Contract”) containing such terms as are acceptable to Tenant and as are customary for commercial real estate transactions of like nature and price in the Carson City, Nevada area. The Purchase Contract shall provide for: (i)  Tenant’s right to review the title and the survey status of the Leased Premises; (ii) various representations and warranties which are customary for sellers of commercial property in the Carson City, Nevada area; (iii)  a time period for and  Tenant’s right of inspection and review of the Leased Premises; (iv) conveyance by general warranty deed, which deed shall transfer title of the Leased Premises to Tenant, free and clear of all debts, liens, claims, encumbrances, exceptions and conditions to status of title (other than the standard pre-preprinted exceptions set out in the owners title policy), adverse environmental or other adverse conditions; and (v) the issuance by a reputable Nevada title company of an owner’s title policy in favor of Tenant, satisfactory to Tenant.

E.             Memorandum of Option. Upon execution of this Lease, Landlord shall execute, cause to be notarized and deliver to Tenant that certain Memorandum of Option, in form and substance as set out on Exhibit “G”, attached hereto and incorporated herein. Tenant shall have the right to cause the recording of such Memorandum of Option in the public records of the State of Nevada. Upon the termination or other expiration of this Option, Tenant agrees to deliver within twenty (20) days of Landlord’s request a quitclaim of its interest in such Option.

F.             Appraisal Team Selection.

(1)           The Appraisal Team shall be comprised of three (3) MAI appraisers duly licensed in the State of Nevada.

(2)           Within five (5) days of an Exercise Notice, Landlord and Tenant shall designate in writing to each other their respective selection of an appraiser to participate on the Appraisal Team (collectively, the “Designated Appraisers” and singularly, a “Designated Appraiser”).  If either Landlord or Tenant shall fail to timely notify the other as to the selection of their respective Designated Appraiser, then the party who timely selected their Designated Appraiser shall have the right to select the remaining Designated Appraiser on behalf of the non-timely party.

(3)           Within three (3) days of the selection of the Designated Appraisers, such Designated Appraisers shall act in good faith to select a third appraiser to participate on the Appraisal Team (the “Final Appraiser”).  In the event that the Designated Appraisers cannot agree on the selection of the Final Appraiser, then the selection of such Final Appraiser shall be determined by Tenant, upon good faith consultation with Landlord (but with the ultimate decision as to same to reside with Tenant).

(4)           The determination of the Appraisal Team as to the Valuation Appraisal shall be final, conclusive and binding (without right of appeal or initiation of legal action).

32.          APPLICABLE LAW.

This Lease shall be subject to the laws of the State of Nevada and it is agreed that if any word, phrase, clause, sentence, article, provision or paragraph of this Lease is or shall be held invalid or unlawful under the laws of the State of Nevada for any reason, the same shall be deemed severed from the remainder hereof, and stricken therefrom, and shall in no way affect or impair the validity of this Lease or of any portion thereof, and this Lease shall otherwise remain in full force and effect.

33.          ENTIRE AGREEMENT/SUBTITLES.

A.            Entire Agreement. This Lease contains the entire agreement of the parties, and no modifications thereof or statement or representation in connection therewith shall be effective or binding upon either party unless the same is reduced to writing signed by Landlord and Tenant, and attached hereto.

B.            Headings; Captions. The descriptive headings of the Lease are inserted for convenience only and shall not control or affect the meaning or construction of any provisions hereto.

34.          ATTORNEYS FEES.

In the event either Landlord or Tenant brings a suit against the other in connection with this Lease, either for the collection of money or for the breach of the terms of this Lease, then the prevailing party in any such action shall be entitled to its reasonable attorney’s fees and costs as part of its recovery.

35.          TENANT LENDER RIGHTS.

A.            Tenant’s Right to Encumber. Tenant may encumber all or any portion of its interest in this Lease and the leasehold estate created by this Lease by a deed of trust, mortgage or other security instrument (collectively, a “Leasehold Mortgage”), provided that such

Leasehold Mortgage, shall be a lien only on Tenant’s interest in and to this Lease and the leasehold estate created hereby. For purposes of this Section 35, the holder of a Leasehold Mortgage or anyone claiming by or through or under such holder shall be referred to as a “Leasehold Mortgagee”.

B.            Rights of Leasehold Mortgagee.

(1)           Rights of Enforcement. A Leasehold Mortgagee may enforce its rights under its Leasehold Mortgage and acquire title to the Tenant’s leasehold estate in the Leased Premises in any lawful manner, and upon foreclosure under the Leasehold Mortgage and the issuance of evidence of title, take possession of the Leased Premises, subject, however, to all of the terms, provisions and conditions of this Lease. During such time as a Leasehold Mortgagee or any successor in interest is the owner and holder of the leasehold estate created under this Lease, whether by foreclosure or otherwise, such interests so acquired shall be subject to all of the terms, covenants and provisions of this Lease.

(2)           Notice of Default. Landlord shall deliver to such Leasehold Mortgagee a copy of each notice of default under this Lease (a “Lease Default”) given by Landlord to Tenant (a “Landlord Notice”) concurrently with and whenever any such Landlord Notice shall thereafter be given by Landlord to Tenant, addressed to such Leasehold Mortgagee at its address last furnished to Landlord. No such Landlord Notice shall be deemed to have been duly given unless and until a copy thereof has been delivered to such Leasehold Mortgagee.

(3)           Landlord Covenants. Landlord agrees that it will not:  (i) accept the surrender of the Leased Premises by Tenant prior to the termination of the Lease, or (ii) consent to the modification of any material term of this Lease or the termination of this Lease by Tenant, without prior written notice to the Leasehold Mortgagee in each instance. Landlord further agrees that it will not seek to terminate this Lease by reason of any act or omission of Tenant until Landlord has given to the Leasehold Mortgagee a copy of the Landlord Notice with respect to the Lease Default upon which the proposed termination is based.

(4)           Additional Required Notices To Leasehold Mortgagee. After the expiration of all applicable notice and grace periods set forth in this Lease with respect to any such default, Landlord shall give written notice to the Leasehold Mortgagee (“Mortgagee Notice”) of the failure of Tenant to cure such Lease Default. The Mortgagee Notice shall be sent by certified mail, return receipt requested, or by a nationally recognized commercial overnight delivery service, to the address set forth in the Leasehold Mortgage (or such other address as may hereafter be designated in writing to Landlord by the Leasehold Mortgagee). Landlord shall not declare or assert a termination of this Lease by reason of any such Lease Default until a “reasonable period of time” (as defined below) shall have elapsed following the receipt of the Mortgagee Notice, during which period the Leasehold Mortgagee shall have the right, but shall not be obligated, to remedy such Lease Default. Landlord hereby agrees to accept performance by any such Leasehold Mortgagee of any covenant, condition or agreement on Tenant’s part to be performed hereunder with the same force and effect as though performed by Tenant.

(5)           Reasonable Period of Time Defined. As used in Section 35.B.(4), above, “a reasonable period of time” shall be:  (i) thirty (30) days if such Lease Default can be remedied during such thirty (30) day period, or (ii) if such Lease Default cannot be remedied during such thirty (30) day period, then such period of time as is necessary to remedy such Lease Default (not to exceed, however, one hundred one hundred eighty (180) days), provided that the Leasehold Mortgagee has commenced to cure such Lease Default or to foreclose the lien of its Leasehold Mortgage within such initial thirty (30) day period and continues to diligently prosecute same to completion.

(6)           Time Extension. The time for the Leasehold Mortgagee to cure any Lease Default by Tenant that reasonably requires the Leasehold Mortgagee be in possession of the Leased Premises to do so, or the time for a Leasehold Mortgagee to obtain Tenant’s interest in this Lease in order to elect to enter into a new lease with Landlord as provided in Section 35.B.(7) below, shall be deemed extended to include the period of time required by such Leasehold Mortgagee to obtain such possession or obtain Tenant’s interest in this Lease (by foreclosure or otherwise) with due diligence; provided, however, as a condition precedent:  (i) such Leasehold Mortgagee shall have delivered to Landlord its written commitment to cure all outstanding Lease Defaults reasonably requiring possession of the Lease Premises; and (ii) during such period all other obligations of Tenant under this Lease are being duly performed by such Leasehold Mortgagee.

(7)           New Lease Covenants. If this Lease is terminated for any reason, including, but not limited to, a termination following a Leasehold Mortgagee’s failure to cure a Lease Default as permitted in this Section 35, or the rejection or disaffirmance of this Lease pursuant to bankruptcy laws or other laws affecting creditors’ rights, Landlord will enter into a new lease of the Leased Premises with the Leasehold Mortgagee, or any party designated by the Leasehold Mortgagee within thirty (30) days after the request of the Leasehold Mortgagee. The new lease shall be effective as of the date of termination, rejection or disaffirmance of this Lease and shall be upon the same terms, covenants and provisions as are contained in this Lease, including the amount of the Annual Rent and other sums due from Tenant hereunder. In order to obtain a new lease, a Leasehold Mortgagee must make a written request to Landlord for the new lease within (30) days after the Leasehold Mortgagee is notified of the effective date of termination, rejection or disaffirmance of the Lease, as the case may be, in which event no further action shall be taken by Landlord pending the execution and delivery thereof. In addition, prior to making written request to Landlord for the new lease, the Leasehold Mortgagee must cure all Lease Defaults that can be cured by the payment of money and pay to Landlord all rent and other sums that would have been due and payable by Tenant under this Lease but for the rejection, disaffirmance or termination. Further, the Leasehold Mortgagee shall promptly reimburse Landlord for its reasonable costs and expenses (including attorneys fees) incurred in connection with such termination, rejection or disaffirmance as the case may be. If the Leasehold Mortgagee or the party so designated by the Leasehold Mortgagee shall have entered into a new lease with Landlord pursuant this Section 35.B.(7), then any Lease Default that cannot be cured by the payment of money shall be deemed cured. To the extent Landlord is able, Landlord shall assure that any new lease made pursuant hereto shall be senior and superior to any other encumbrances on the Leased Premises. The Leasehold Mortgagee’s right under this Section 35.B.(7) are in addition to and not limited by such Leasehold Mortgagee’s right to cure under Section 35.B.(4) and (5), above. The provisions of this Section 35.B.(7) are a separate and independent contract made by Landlord and each Leasehold Mortgagee. From the effective date of termination, rejection or disaffirmance of this Lease to the date of execution and delivery of such new lease or the expiration of the period during which a Leasehold Mortgagee may make a request, such Leasehold Mortgagee may, upon payment of any rent and any other sums as may be due from Tenant, use, occupy and enjoy the leasehold estate created by this Lease without hindrance by Landlord.

(8)           Benefit. The provisions of this Section 35 are for the benefit of each Leasehold Mortgagee and may be relied upon and shall be enforceable by each Leasehold Mortgagee. Neither a Leasehold Mortgagee nor any other holder or owner of the indebtedness secured by a leasehold mortgage or otherwise shall be liable with respect to the terms, covenants, agreements or obligations of Tenant contained in this Lease, unless and until such Leasehold Mortgagee or that holder or owner acquires the interest of Tenant hereunder.

(9)           Estoppel. Landlord agrees to promptly (but in any event within seven (7) days of Tenant’s or Leasehold Mortgagee’s request for same) execute, have notarized and deliver to Tenant and Leasehold Mortgagee an estoppel certificate (the “Estoppel Certificate”) in such from, substance, scope and application as may be requested by Leasehold Mortgagee. Such Estoppel Certificate shall state, but not be limited to, a representation and covenant of Landlord that:  (i) the Lease is in full force and effect; (ii) there exists no condition of default of either Landlord or Tenant under the Lease or if such condition of default does exist, a statement from Landlord specifying the nature of such default including the sums due from or action necessary of the defaulting party in order to cure same; and (iii) such other items as the Leasehold Mortgagee may require.

IN WITNESS WHEREOF, the Landlord and Tenant hereunto set their hands and seals as of the date above.

LANDLORD:

THE CLARK AND JEAN RUSSELL FAMILY TRUST

/s/ Clark G. Russell
Clark G. Russell, Trustee

/s/ Jean M. Russell
Jean M. Russell, Trustee

TENANT:

JACOBS PINON PLAZA ENTERTAINMENT, INC.,
a Nevada corporation

By:	/s/ Stanley Politano
Name:	Stanley Politano
Title:	Attorney-in-Fact for Jeffrey P. Jacobs in his capacity as President and Sole Director of Jacobs Pinon Plaza Entertainment, Inc.